Exhibit 10.1 642 Newtown Yardley Road, Suite 100 Newtown, PA 18940 215.944.6100 https://heliusmedical.com/

September 24, 2025

Personal and Confidential

Dane C. Andreeff

140 East St. Lucia Lane

Santa Rosa Beach, Florida 32459

Re:Project Sumtera

Dear Mr. Andreeff:

This Letter Agreement (this “Letter Agreement”) is entered into by and between Helius Medical Technologies, Inc., a Delaware corporation (the “Company”) and you, Dane Andreeff (the “Executive”), effective as of September 24, 2025. Reference is made to that certain Employment Agreement dated June 14, 2021 entered into by and between the Company and the Executive (as amended, the “Employment Agreement”).  Capitalized terms used but not defined in this Letter Agreement have the meanings given in the Employment Agreement.

1.Transaction Bonus. In consideration of the agreements in this Letter Agreement, the Company hereby agrees to pay you a one-time discretionary cash bonus in the gross amount of $890,000.00 (the “Bonus”), less required withholdings, payable on within 6 business days following the closing of the Transaction, provided you remain employed by the Company through such payment date (unless otherwise agreed in writing). The Bonus is a special, discretionary payment, will directly offset any severance, bonus opportunity, equity, retirement or other benefit under any plan or arrangement of the Company unless required by law, and is not intended to create any ongoing or recurring entitlement.  For purposes of this Letter Agreement, “Transaction” means the transaction whereby the Company entered into those certain securities purchase agreements dated September 15, 2025 with certain accredited investors pursuant to which the Company agreed to sell and issue to such investors in a private placement (i) shares of the Company’s common stock; (ii) pre-funded warrants to purchase shares of common stock and (iii) stapled warrants to purchase shares of common stock, together with any related agreements, transactions or understandings entered into by the Company ancillary thereto.

2.Waiver; No Change in Control or Good Reason. In consideration of the payment of the Bonus and the agreements set forth in this Letter Agreement, the Executive acknowledges and agrees that the Transaction and any actions taken in connection therewith (including changes as they may relate to the Executive in reporting lines, organizational structure or equity terms related to the Transaction) do not, and will not, constitute a Change in Control or give rise to an event constituting Good Reason under the Employment Agreement.   In addition, upon receipt of the Bonus, the Executive irrevocably waives and releases any right to assert that the Transaction constitutes a Change in Control.  For the avoidance of doubt, this waiver is limited to the Transaction and actions reasonably related thereto and does not waive Good Reason rights arising from events unrelated to the Transaction that occur after the closing date of the Transaction, subject to the Employment Agreement’s notice and cure provisions.

3.Offset; Credit; Repayment. Both the Company and the Executive hereby agree that the Bonus will be offset dollar-for-dollar against, and the Company may set off or recoup the Bonus from, any and all amounts that may become due or claimed to be due to the Executive under the Employment Agreement or otherwise upon or following any termination of the Executive’s employment with the Company, including without limitation any severance, change-in-control severance, pro‑rata bonus, continued COBRA subsidies, or other cash amounts (collectively, the “Termination Amounts”).  If and to the extent any setoff or recoupment described above is not permitted by applicable law or would result in noncompliance with Section 409A of the Internal Revenue Code (“Section 409A”), the Executive agrees to promptly repay to the Company, upon written demand and in no event later than thirty (30) days thereafter, an amount equal to the lesser of (i) the Bonus (net of taxes previously withheld) and (ii) the aggregate cash value of the Termination Amounts (net of taxes withheld) actually paid to the Executive, until the Bonus has been fully recovered. The parties will cooperate in good faith to implement any lawful alternative that

Dane C. Andreeff September 24, 2025 Page 2

achieves the economic effect of this Section 3 while complying with applicable law and Section 409A.  Nothing herein permits any deduction from wages where prohibited by law; this Section 3 will be applied to non-wage amounts first and otherwise to the maximum extent permitted by law.

4.Section 409A. This Letter Agreement is intended to be administered and interpreted to comply with, or be exempt from, Section 409A.  Any right of setoff, recoupment, or repayment will be effected only to the extent permitted under Section 409A.  Each payment hereunder is a separate payment for Section 409A purposes.

5.No Other Amendments; Clawback.  Except as expressly set forth herein, the Employment Agreement and the Executive’s equity and benefit arrangements remain in full force and effect. This Letter Agreement does not constitute a general release of claims. The Bonus is subject to the Company’s clawback, recoupment, and compensation recovery policies as in effect from time to time and to applicable law and Nasdaq listing standards.

6.Governing Law; Entire Agreement; Counterparts. This Letter Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules.  This Letter Agreement, together with the Employment Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior discussions on such subject. This Letter Agreement may be executed in counterparts (including by electronic signature or PDF), each of which will be deemed an original and together constitute one agreement.

In Witness Whereof, the Company and the Executive have caused this Letter Agreement have caused their signatures to this Letter Agreement to be duly executed as of the date first written above.

THE COMPANY:	THE EXECUTIVE:

Helius Medical Technologies, Inc. By: /s/ Jeffrey S. Mathiesen Name: Jeffrey S. Mathiesen Title: Chief Financial Officer, Treasurer and Secretary	/s/ Dane Andreeff Dane Andreeff